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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2004

PRIMEDIA Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other Jurisdiction of Incorporation or Organization)	1-11106 (Commission File Number)	13-3647573 (I.R.S. Employer Identification No.)
745 FIFTH AVENUE, NEW YORK, NEW YORK (Address of principal executive offices)
10151 (Zip Code)

Registrant's telephone number, including area code: (212)-745-0100

Item 5.    Other Events and Regulation FD Disclosure

        On May 5, 2004, PRIMEDIA Inc. issued a press release relating to the offering of $275 million principal amount of Senior Floating Rate Notes Due 2010, a copy of which is attached hereto as Exhibit 99. The Company intends to use the net proceeds from the offering of its $275 million principal amount of Senior Floating Rate Notes 2010, estimated to be approximately $269.0 million (after deducting the initial purchasers' discounts and paying transaction expenses), to repay approximately $150.0 million of its outstanding term loans under its bank credit facilities and, subject to approval of the Company's independent directors as required by its charter, toward the redemption, in whole or in part, of its Series J Convertible Preferred Stock. As of June 1, 2004, approximately $175.0 million of the Company's Series J Convertible Preferred Stock will be outstanding. If the Company redeems all of the Series J Convertible Preferred Stock, it will borrow an additional $56.0 million under its revolving loan facility. If the Company does not redeem all of its Series J Convertible Preferred Stock, the Company will use the proceeds of the offering to reduce other indebtedness or to redeem other preferred stock.

Item 7.    Financial Statements and Exhibits

        (c) Exhibits

        Exhibit 99: Press Release of PRIMEDIA Inc., dated May 5, 2004.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMEDIA Inc. (Registrant)
Date: May 5, 2004	By:	/s/ Beverly C. Chell Beverly C. Chell Vice Chairman and Secretary

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INDEX TO EXHIBITS

Exhibit No.	Description
99	Press Release of PRIMEDIA Inc., dated May 5, 2004

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SIGNATURES
INDEX TO EXHIBITS